Exhibit 99.1
_____________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES ANNOUNCES MERCHANDISING LEADERSHIP CHANGES

KAREN FLEMING PROMOTED TO PRESIDENT AND CHIEF MERCHANDISING OFFICER,
ROSS DRESS FOR LESS

KAREN SYKES PROMOTED TO PRESIDENT AND CHIEF MERCHANDISING OFFICER, dd’s DISCOUNTS

Dublin, California, September 10, 2024 -- Ross Stores, Inc. (Nasdaq: ROST) announced today merchandising leadership changes that the Company believes will strengthen the successful execution of its off-price strategies and drive profitable market share gains over the near and long term. Effective December 1, 2024:

•Karen Fleming is being promoted to President and Chief Merchandising Officer, Ross Dress for Less, continuing to report directly to Barbara Rentler, Chief Executive Officer. Ms. Fleming is currently President and Chief Merchandising Officer of dd’s DISCOUNTS and is responsible for directing all aspects of merchandising at dd’s. In her new role, Ms. Fleming will oversee the merchandising responsibilities at Ross Dress for Less.
•Karen Sykes will become President and Chief Merchandising Officer, dd’s DISCOUNTS, also continuing to report directly to Barbara Rentler, Chief Executive Officer. Ms. Sykes will replace Ms. Fleming upon her promotion. Ms. Sykes currently serves as Executive Vice President, Merchandising overseeing Men’s and Children’s at Ross Dress for Less. In her new role, Ms. Sykes will direct all aspects of merchandising at dd’s.

In commenting, Chief Executive Officer Barbara Rentler said, “We are very pleased to announce the promotions of these two extremely talented senior executives. Karen Fleming is a gifted and seasoned executive with over two decades at our Company serving in different leadership roles at both Ross Dress for Less and dd’s DISCOUNTS. I’m excited for Karen as she takes on this new role leading the merchandising efforts for the entire Ross Dress for Less chain. Karen Sykes is a skilled merchant with over three decades of experience within our organization. I’m delighted for Karen’s well-deserved promotion, where she will lead the dd’s DISCOUNTS merchandising team. I believe her in-depth knowledge of the off-price business and demonstrated leadership skills will drive continued profitable growth at dd’s.”

About Ross Stores, Inc.
Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2023 revenues of $20.4 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,795 locations in 43 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 353 dd’s DISCOUNTS® stores in 22 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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